Acquisition of Navigator Energy Services, LLC April 11, 2017 Filed Pursuant to Rule 433 Registration Statement No. 333-212338 April 11, 2017

Disclaimer Statements contained in this presentation other than statements of historical fact are forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance metrics presented or suggested in this presentation. These forward-looking statements can generally be identified by words such as "anticipates," "believes," "expects," "plans," "intends," "estimates," "forecasts," "budgets," "projects," "could," "should," "may," "preliminary" and similar expressions. These statements reflect our current views with regard to future events and are subject to various risks, uncertainties and assumptions. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see NuStar Energy L.P.’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the U.S. Securities and Exchange Commission. NuStar Energy L.P. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about NuStar Energy L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus by calling UBS Securities LLC at (888) 827-7275.

Two Publicly Traded Companies Note: As of 4/7/2017

Transaction Rationale NuStar to acquire Navigator, which owns and operates a leading crude oil gathering, transportation and storage system in the Permian Transaction provides a meaningful entry into the Permian and a significant growth platform The addition of Navigator, coupled with NuStar’s existing Eagle Ford position, solidifies NuStar's presence in two of the most prolific basins in the U.S. Navigator assets consistent with NuStar’s existing crude oil operations, with no first purchasing or gas processing exposure Significant growth prospects through volume ramp from existing producers, bolt-on acquisitions and larger takeaway capacity opportunities Diversified, high quality producer portfolio with attractive long-term, fee-based contracts Purchase price, when coupled with modest future growth capex to build out the system, results in a high single digit multiple as volumes ramp over time

Acquisition Overview NuStar has executed a definitive agreement to acquire 100% of the membership interests in Navigator from First Reserve Energy Infrastructure Fund for $1.475 billion in cash NuStar has committed bridge financing for 100% of the purchase price Purchase price expected to be funded by a combination of equity and debt offerings, which is consistent with NuStar's targeted credit profile To demonstrate its strong support for the transaction, NuStar GP Holdings, LLC (NYSE: NSH) has agreed to forgo all IDR cash distributions to which it would be entitled from any NuStar Energy L.P. common equity issued after signing the acquisition agreement for a period of ten (10) quarters (capped at $22 million in the aggregate) from the date of the acquisition closing Transaction expected to close in Q2 2017, subject to regulatory approvals and customary closing conditions

Diversifies and Transforms NuStar's Crude Oil Operations The Navigator acquisition provides NuStar with a strong presence in two of the most prolific crude oil basins in the U.S. UK Caribbean Amsterdam UK Existing Eagle Ford Crude Oil Presence New Permian Basin Crude Oil Presence Existing Assets 79 terminals ~95 million barrels of storage capacity ~8,700 miles of crude oil and refined product pipelines Major Facility Pipeline Terminals

Navigator is an Integrated Crude System



Yoakum
Terry
Lynn
Garza
Kent
Gaines
Dawson
Borden
Scurry
Fisher
Plains Jo Mill Station
Plains Good Station
North Howard Station
Bridge Tex
Plains Basin
Sunoco West Texas Gulf
Sunoco Permian Express 2
Colorado City Terminal
Martin
Outrigger IC
Blinks Station
Big Spring Station
Big Spring Terminal
Alon Big Spring Refinery
Crossroads Station
Andrews
Mitchell
Nolan
Howard
Centurion SCR Station
Vermilion IC
Permian Express Terminal
Zant Terminal
Glasscock Station
Ector
Midland
Glasscock
Coke
EnLink Chickadee
Pegasus Station
Pegasus Station
Sunoco Midkiff Station
Sterling
Crane
Upton
Reagan
Tom Green
NES Pipeline
Facilities
NES Terminal
ALON Big Spring Refinery
3rd Party Pipeline Interconnect
NES Truck Station
All Active Midland Rig Locations

Source: Rig count per Baker Hughes data as of 3/31/2017

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Navigator is in the Most Active Areas of the Midland Permian Basin has 319 rigs operating, representing ~40% of all U.S. onshore rig activity 2.8x the rig count in the Bakken / Eagle Ford combined Navigator Overview: Fully-integrated crude platform 520 miles of pipeline with 412,000 bbls/d of current capacity 1 million bbls of storage capacity Pipeline gathering with over 500,000 dedicated acres Nearly 5 million acres of Areas of Mutual Interest (“AMI”) Delivery points into Midland, Colorado City and Big Spring Source: Rig count per Baker Hughes data as of 3/31/2017 Rigs by Top U.S. Play Rigs by Permian Sub-Basin Rigs by Midland Counties Navigator Counties

Navigator Highlights

NuStar

"Core" of the Midland Basin

- Navigator system located in 5 of the 6 most active counties in the Midland Basin
- Midland is one of the most economic, resilient and fastest growing basins in the U.S.
  - Permian, in aggregate, represents ~40% of all U.S. onshore rig activity
- Permian has unparalleled resource potential
  - Decades of drilling inventory with breakeven economics at $35 - $45/bbl

Significant Volume Growth

- Rapid volume growth expected in 2017, 2018 and beyond, driven by existing producers with more than 500,000 dedicated acres on the system
- Further potential upside from undedicated producers, AMI acreage and improved drilling results / technology

Growth Platform for NuStar

- Potential to expand the system organically
- Numerous bolt-on acquisition opportunities
- Platform enhances ability to develop larger takeaway capacity projects

Newly Constructed / Well Designed System

- Fully integrated crude system centered around transportation, providing customers with excellent access to multiple downstream end markets
  - Connection to nearly all destinations in Big Spring, Midland and Colorado City
- Newly-built assets with minimal annual maintenance capex expected

Stable Cash Flow

- System structured with long-term, fixed-fee contracts
  - Mainline transportation with ~74,000 bbl/d of ship-or-pay volume commitments and nearly 7 year average contract life
  - Pipeline gathering contract portfolio with an average life of over 10 years
  - 440,000 bbls of storage contracted with an average life of nearly 7 years
- Well-diversified customer base, including 16 upstream producers with a meaningful and active presence in the Midland Basin

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